Exhibit 11

, 2006	37269.00010

Excelsior Funds, Inc. Excelsior Funds Trust 225 High Ridge Road Stamford, Connecticut 06905

Re:	Reorganization of the Total Return Bond Fund and Income Fund of Excelsior Funds
Trust into the Core Bond Fund of Excelsior Funds, Inc.

Ladies and Gentlemen:

We have acted as counsel to Excelsior Funds, Inc., a Maryland corporation and Excelsior Funds Trust, a Delaware business trust (Excelsior Funds, Inc. and Excelsior Funds Trust referred to together as, the “Companies”), in connection with the reorganization of the Total Return Bond Fund and Income Fund (the “Acquired Funds”), investment portfolios of Excelsior Funds Trust, into the Core Bond Fund (the “Surviving Fund” and together with the Acquired Funds, the “Funds”), an investment portfolio of Excelsior Funds, Inc., in accordance with a Plan of Reorganization (the “Plan”) adopted by the Board of Directors/Trustees of the Companies on June 16, 2006. Pursuant to the Plan, all of the then-existing assets of the Acquired Funds will be transferred to the Surviving Fund in exchange for: (i) the assumption of all the obligations and liabilities of the Acquired Funds by the Surviving Fund and (ii) the issuance and delivery to the Acquired Funds of full and franchised shares of the Surviving Fund’s shares of Common Stock (the “Shares”), and such Shares shall be distributed by the Acquired Funds pro rata to their shareholders in exchange for such shareholders’ outstanding shares of the Acquired Funds upon their liquidation (the “Reorganization”). This opinion is furnished to you pursuant to section C.a.(i) of the Plan. Capitalized terms used herein without definition which are defined in the Plan have the same respective meanings herein as therein.

In rendering this opinion, (i) we have relied upon the Board of Directors/Trustees of the Companies (the “Board”), including a majority of the directors/trustees who are not interested persons, determination that the Reorganization is in the best interests of the existing shareholders of the Funds and will not result in the dilution of the existing shareholders’ interests in the Funds, as required by Rule 17a-8 of the Investment Company Act of 1940, as amended (the “1940 Act”), such determination being stated in the resolutions of the Board adopted at the meeting held on June 16, 2006, and (ii) we have relied as to factual matters on representations provided by the officers of the Companies and have not independently established or verified the accuracy of such factual matters.

We have acted as U.S. counsel to the Companies in connection with the Reorganization.

As counsel for the Companies, we have reviewed as applicable, the Articles of Incorporation, as amended and supplemented, the Declaration of Trust, as amended, By-Laws, as amended, resolutions of the Board of Directors/Trustees, registration statements (including the prospectuses contained therein), and the combined prospectus/information statement

Excelsior Funds, Inc.

September             , 2006

prepared in contemplation of the Reorganization and filed with the Securities and Exchange Commission under the inquiries of public officials and officers of the Companies and have examined originals, certified copies or copies otherwise identified to our satisfaction of such other documents, records and other instruments as we have deemed necessary or appropriate for the purposes of our opinion. With respect to all documents we reviewed or examined, we have assumed the genuineness of all signatures on original documents and the conformity to the original documents of all copies.

We are not admitted to the practice of law in any jurisdiction but the State of New York and we do not express any opinion as to the laws of other states or jurisdictions except as to matters of federal law and, with respect to the limited scope of this opinion, Maryland corporate law and Delaware business trust law.

Based upon, and subject to, the foregoing, we are of the opinion that:

(1)	Excelsior Funds, Inc. is organized as a Maryland corporation and is validly existing under the laws of Maryland with full corporate power to act as open-end investment company of the management type registered under the 1940 Act,

(2)	Excelsior Funds Trust is organized as a Delaware business trust and is validly existing under the laws of Delaware with full power to act as open-end investment company of the management type registered under the 1940 Act,

(3)	the Plan and the Reorganization provided for therein have been duly authorized and approved by all requisite corporate action of the Companies, making said Plan and the Reorganization valid, binding and enforceable upon the Companies, and

(4)	the Shares to be issued pursuant to the Reorganization will be duly authorized and upon issuance thereof in accordance with the Plan will be validly issued, fully paid and non-assessable shares.

This opinion letter is solely for your benefit and is not to be quoted in whole or in part, summarized or otherwise referred to, nor is it to be filed with or supplied to any governmental agency or other person without the written consent of this firm. This opinion letter is rendered as of the date hereof. We specifically disclaim any responsibility to update or supplement this opinion letter to reflect any events or state of facts which may hereafter come to our attention, or any changes in statutes or regulations or any court decisions which may hereafter occur.

Very truly yours,

PAUL, HASTINGS, JANOFSKY & WALKER LLP